Exhibit 10(a)19

SECOND AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2009 (the “Plan”); and
WHEREAS, the Company has authorized an amendment to the Plan to freeze participation effective January 2, 2016; and
WHEREAS, Section 6.2 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Company.
NOW, THEREFORE, effective as the date set forth below, the Company hereby amends the Plan as follows:
1.
Effective January 2, 2016, Section 4.2 of the Plan is hereby amended by adding the following paragraph to the end thereof:
Notwithstanding the preceding terms in this Section 4.2, effective January 2, 2016, no new Participants may participate in the Plan including, but not limited to, former Employees who incurred a Separation from Service prior to January 2, 2016 with a vested SERP Benefit and who are rehired on or after January 2, 2016. For the avoidance of doubt, an Employee who first becomes eligible to participate in the Plan on January 1, 2016 shall become a Participant as of such date and shall remain a Participant for as long as such Employee continues to satisfy eligibility requirements under Article IV of the Plan.
2.
Except as amended herein by this Second Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted this Second Amendment to the Southern Company Supplemental Executive Retirement Plan, as amended and restated as of January 1, 2009, this 17th day of December, 2015.

SOUTHERN COMPANY SERVICES, INC.
Attest:	By:	/s/Stacy Kilcoyne
/s/Laura O. Hewett	Its:	Vice President, Human Resources
Assistant Secretary